 EXHIBIT 10.22
DIGITALPOST INTERACTIVE, INC.

AMENDMENT TO 2007 INCENTIVE AND NONSTATUTORY STOCK OPTION PLAN

THIS AMENDMENT is made as of this 9th day of May, 2008, by the Board of Directors of  DigitalPost Interactive, Inc. ("Corporation"), and a majority of its stockholders with reference to the following recitals of facts:

WHEREAS, the Board and a majority of stockholders have approved the number of shares reserved under the 2007 Incentive and Nonstatutory Stock Option Plan (the "Plan") to be thirty five million (35,000,000) shares of the Corporations common stock for issuance under the Plan.  All other terms of the Plan remain the same.

THEREFORE, Section 4(a) of the Plan shall be replaced by the following:

“(a)           Number of Shares.  Subject to adjustment as provided in Paragraph 5(h) of this Plan, the total number of shares of Stock which may be purchased through exercise of Options granted under this Plan shall not exceed thirty five million (35,000,000) shares.  If any Option shall for any reason terminate or expire, any shares allocated thereto but remaining unpurchased upon such expiration or termination shall again be available for the grant of Options with respect thereto under this Plan as though no Option had been granted with respect to such shares.”

The foregoing amendment was duly adopted and approved by the Board of Directors and ratified by a majority of shareholders on May 9, 2008.

/s/ Mike Sawtell

Mike Sawtell, President, CEO and Sole Director